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                                                                    Exhibit 10.1

                              MANAGEMENT AGREEMENT

          THIS MANAGEMENT AGREEMENT ("Agreement"), effective this 28th day of August, 2006 ("Effective Date"), is entered into by and between Peter Walier ("Executive"), and InfraSource Services Inc. (the "Company").

WHEREAS, Executive desires to provide the Company and certain of its subsidiaries with his services, and the Company desires to employ Executive on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company beginning on August 28, 2006.

          2. Position. During the period of his employment hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as Executive Vice President - Electric (IFS) or in such other executive capacity or capacities, at the same level of responsibility, as may be determined from time to time by the President and Chief Executive Officer (the "CEO") of InfraSource Services, Inc.

          3. At-Will Employment and Duties.

               (a) Executive and the Company agree that Executive's employment hereunder will be at-will (as defined under applicable law), and may be terminated at any time, for any reason, at the option of either party, subject to the provisions of Section 5 below.

               (b) Duties. During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall in good faith (i) devote all of his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies and (ii) report to the CEO.

          4. Salary; Incentive Bonus; Reimbursement of Expenses; Other Benefits.

               (a) Salary. During the period of employment under this Agreement, Executive shall be paid a salary at the rate of two hundred fifty thousand dollars ($250,000) per year ("Base Salary"). The Base Salary shall be reviewed annually, in the first quarter of the new year, and may be adjusted as determined by the President and CEO.


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               (b) Annual Incentive Compensation Program. Executive shall be entitled to participate in the Annual Incentive Compensation Program ("AICP") pursuant to the terms and conditions of such program as it may exist from time to time. Executive's target bonus opportunity level shall be eighty (80%) percent of Base Salary. This bonus will be based principally upon the financial performance of the Company and the Electric Business Unit and achievement of individual performance goals established in conjunction with the President and CEO. For Plan year 2006, Executive will be guaranteed an incentive payment in the amount of One Hundred Thousand dollars ($100,000) payable in accordance with the AICP.

               (c) Equity/Stock Options. Executive will be eligible for fifty thousand (50,000) option shares upon the commencement of employment, subject to the Board of Directors approval and in accordance with the InfraSource Long Term Incentive Plan (LTIP) (the "Plan") and form of stock option agreement as InfraSource in its sole discretion may amend from time to time the "Plan". Such stock option award will provide for 50% vesting in the event of a change of control in which the employment of the Executive is terminated. This is more fully described in the Stock Option Grant form.

               (d) Sign-On Payment. Executive shall receive a sign-on payment in the amount of One Hundred Thousand dollars ($100,000), less applicable withholdings, in the first pay period after commencement of employment. The full payment shall be repayable to the Company if the Executive voluntarily terminates his employment prior to the first anniversary of employment.

               (e) Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.

               (f) Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to participate in all other benefits of employment generally available to other executives of the Company and those benefits for which such persons are or shall become eligible, when and as he becomes eligible therefore (including but not limited to any deferred compensation plan and 401(k) plan).

          5. Termination of Employment.

               (a) Termination by the Company for Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as hereinafter defined) or otherwise at will at any time immediately upon written notice, or where applicable, upon Executive's failure to cure the breach as provided below, whereupon the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary accrued through the termination date and the reimbursement of job-related expenses. For purposes of this


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agreement, "Cause" shall mean: (i) the continued willful failure by Executive to substantially perform his duties with the Company, (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company, such as, but not limited to theft, embezzlement, and violation of the Company's code of Business Conduct and Ethics, or (iii) Executive's material breach of Sections 3, 6 or 7 of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the CEO of InfraSource Services, Inc. in good faith, within fifteen (15) days following the date the Company provides such notice.

               (b) Termination as a Result of Executive's Death or Disability. If Executive's employment hereunder is terminated by reason of Executive's Disability (as hereinafter defined) or death, Executive's (or Executive's estate's) right to benefits under this Agreement will terminate as of the date of such termination and all of the Company's obligations hereunder shall immediately cease and terminate, except that Executive or Executive's estate, as the case may be, will be entitled to receive accrued Base Salary and benefits through the date of termination, the reimbursement of any job-related expenses, as well as any pro-rated share (based on the period of actual employment) of any bonus under the AICP that Executive would have been entitled to had he worked the full year during which the termination occurred, provided that where Executive's bonus is subject to individual criteria the allocation shall be made by Executive's immediate supervisor taking into account historical bonus amounts, such payment to be made in full within forty-five (45) days following the determination of the amount thereof (but in no case later than ninety (90) days after the close of the termination year) and in accordance with the Company's normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism). Executive or Executive's estate will also have the ability to exercise stock options in which Executive had vested as of the date of Executive's death or the date of Executive's termination due to disability. As used herein, Executive's Disability shall have the meaning set forth in any long-term disability plan in which Executive participates, and in the absence thereof shall mean that, due to physical or mental illness, Executive shall have failed to perform his duties on a full-time basis hereunder for one hundred eighty (180) consecutive days and shall not have returned to the performance of her duties hereunder on a full-time basis before the end of such period, and if Disability has occurred termination shall occur within thirty (30) days after written notice of termination is given (which notice may be given before the end of the one hundred eighty (180) day period described above so as to cause termination of employment to occur as early as the last day of such period).

               (c) Termination by the Company other than as a Result of Executive's Death or Disability or other than for Cause. If Executive's employment is terminated by the Company for any reason other than Executive's death or Disability or other than for Cause, Executive shall be reimbursed for any job-related expenses and, subject to Executive entering into and not revoking a release of claims


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in favor of the Company and abiding by the provisions set forth in Section 6,
Executive shall be entitled to the following benefits:

                    (i) Cash severance payments equal in the aggregate to twelve
(12) months of Executive's annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning at the end of the first full month following termination of employment.

               (d) Termination by Executive. Executive may terminate his employment with the Company upon thirty (30) days written notice to the Company, after which the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary and other benefits accrued through the termination date, and the reimbursement of job-related expenses.

          6. Confidential Information; Non Competition; Non-Solicitation.

               (a) Confidential Information. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except in the course of the good faith performance of his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries or affiliates, or their respective clients or customers that was learned by Executive in the course of his employment by the Company, its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates without breach of such source's confidentiality or non-disclosure obligations to the Company or any affiliate. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of her employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates, or prepared by Executive during the term of his employment by the Company, its subsidiaries or affiliates, and (B) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment.

               (b) Non-Competition. During the period of Executive's employment by the Company and for a period of twenty four (24) months after his termination of employment, Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay) or,


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own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is a competitor of the Company at the time of termination or, if following a Change in Control, is a competitor to the business of the Company as conducted immediately preceding the occurrence of a Change in Control, provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement.

               (c) Non-Solicitation of Customers and Suppliers. During the period of Executive's employment by the Company and, if Executive's employment is terminated under Sections 5 above (and provided the Company fulfills its obligations there under) until the twenty fourth (24th) month of the date of Executive's employment termination Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company to divert any of their business to any Competitor of the Company.

               (d) Non-Solicitation of Employees. Executive recognizes that he possesses and will possess Confidential Information about other employees of the Company, its subsidiaries or affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries or affiliates. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by because of his business position with the Company, its subsidiaries or affiliates. Executive agrees that, during the period of Executive's employment by the Company and for a period of twenty four (24) thereafter, he will not, directly or indirectly, solicit, recruit, induce, or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company, its subsidiaries or affiliates (i) for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee or (ii) to terminate his or her employment or any other relationship with the Company, its subsidiaries, or affiliates. Executive also agrees that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company, its subsidiaries, or affiliates to any other person.

               (e) Injunctive Relief. It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to violate any of the provisions of this Section 6 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so violating
Section 6 of this Agreement.


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               (f) Survival of Provisions. The obligations contained in this
Section 6 shall survive the termination or expiration of Executive's employment with the Company and shall be fully enforceable thereafter.

          7. No Conflict. Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Executive from entering into this Agreement or would conflict with the performance of Executive's duties pursuant to this Agreement. Executive represents and warrants that Executive will not engage in any activity, which would conflict with the performance of Executive's duties pursuant to this Agreement.

          8. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by courier service or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given on the date receipt is recorded by the appropriate delivery service, or may be delivered personally by hand to the respective persons named below:

     If to Company: InfraSource Services Inc.
                    100 West Sixth Street, Suite 300
                    Media, PA 19063
                    Attention: David R. Helwig

                    If to Executive:
                    Peter Wailer
                    14046 Triple Crown Drive
                    Alpharetta, GA 30004

Either party may change such party's address for notices by notice duly given pursuant hereto.

          9. Dispute Resolution; Attorneys' Fees. The Company and Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 6, shall, at the election and upon written demand of either party, be submitted to arbitration before a single arbitrator in Delaware County, PA under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

          10. Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.


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          11. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania.

          12. Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.

          13. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          14. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

          15. Severability. If for any reason any term or provision containing a restriction set forth herein is held to be for a length of time which is unreasonable or in other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court shall construe and reform this Agreement to provide for a restriction having the maximum time period and other provisions as shall be valid and enforceable under applicable law. If, notwithstanding the previous sentence, any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

          16. Entire Agreement; Effect on Certain Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements between them with respect to the subject matter hereof, including all prior employment, retention, severance or related agreements between Executive and the Company or any successor, predecessor or affiliate. Without limiting the generality of the foregoing, the obligations under this Agreement with respect to any termination of employment of Executive, for whatever reason, supersede any severance or related obligations of the Company or any of its successors, predecessors or affiliates in any plan of the Company or any of its successors, predecessors or affiliates or any agreement between Executive and the Company or any of its successors, predecessors or affiliates.


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          17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date first above written.

INFRASOURCE, INC.


    /s/ David R. Helwig
    ---------------------------------
By: David R. Helwig
IFS: President & Chief Executive
     Officer


EXECUTIVE


/s/ Peter Walier
-------------------------------------
Peter Walier


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